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                                                                    EXHIBIT 99.1
                STAFFMARK ACQUIRES $45 MILLION STAFFING COMPANY

               Expands Presence Into Indiana, Michigan, and Ohio

FAYETTEVILLE, AR -- As part of the Company's strategy to become a national provider of diversified staffing services, StaffMark, Inc. (NASDAQ: STAF) announced today that it has acquired Flexible Personnel ("Flexible"), an independent provider of staffing and human resource management services headquartered in Ft. wayne, Indiana. This is StaffMark's sixth acquisition since its initial public offering in October, 1996, and its third acquisition in 1997. With 1996 revenues of approximately $45 million, Flexible is also StaffMark's largest acquisition to date. Flexible operates 40 offices in Indiana, Michigan, and Ohio. This acquisition will be accounted for as an asset purchase and the Company expects it to have a positive impact on 1997 EPS. Terms of the transaction were not disclosed.

"Flexible is an outstanding company and an excellent addition to StaffMark," said Clete T. Brewer, president and CEO. "As part of our goal to become a national staffing services company, an important aspect of StaffMark's acquisition strategy is to expand into new geographic areas. The acquisition of Flexible puts StaffMark in Indiana, Michigan, and Ohio, three new states for our Company, and allows us to develop a stronger presence in the Midwest." Brewer noted that following this acquisition, StaffMark will operate 134 offices in 12 states and Canada.

"Since its founding in 1986 by Doug Curtis, Flexible has continued to grow, adding new offices and new services each year. Mr. Curtis and his staff have developed an excellent reputation for providing quality service in each of their markets and we are looking forward to having them as part of the StaffMark team," added Brewer.

Flexible provides temporary and direct placements in the light industrial, clerical, professional, and technical industries. Outplacement and on-site management programs and management search and direct placement services are also provided by the company. In addition, Flexible offers a wide array of training, testing and human resource and risk management services to its customers.

A focus on value-added customized services such as employee training, employment law education, and on-site management assistance has allowed Flexible to grow at a rapid rate.

In 1992 and 1995, Flexible was featured in Inc. magazine's ranking of the top 500 fastest growing companies in the United States. Inc. also featured an article on the success of Flexible's Employment Law Seminar series in December 1995. Other awards for Flexible include the Ft. Wayne Small Business of the Year Award and the Outstanding Indiana Business Award.

StaffMark, Inc. is a leading provider of diversified staffing services to businesses, professional and service organizations, health care providers, and governmental agencies. The Company has operations in Arkansas, Colorado, Georgia, Indiana, Michigan, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Virginia, and British Columbia.

This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 262, 1996, made under the Securities and Exchange Act of 1934.

Note: News releases and other information on StaffMark, Inc. can be accessed at no charge at http://www.ctaonline.com/staf on the Internet.